Exhibit 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

OPTIMUMBANK HOLDINGS, INC.

DESIGNATION OF SERIES A PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act (the “Act”), OPTIMUMBANK HOLDINGS, INC., a Florida corporation (the “Corporation”), hereby certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation (as further amended from time to time (the “Articles of Incorporation”), and in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), the Board of Directors unanimously adopted the following resolution creating a series of its preferred stock, no par value:

RESOLVED, that a series of the class of authorized preferred stock, no par value, consisting of 100 shares of the Corporation is hereby created, and that the designation thereof and the rights, preferences, privileges and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, as may be amended from time to time, are as follows:

1. Designation. The designation of the series of preferred stock shall be 10.0% Series A Cumulative Preferred Stock (hereinafter referred to as the “Series A Preferred Stock”). Series A Preferred Stock will rank equally with any Parity Stock, if any, and will rank senior to any Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

2. Number of Shares. The Series A Preferred Stock is a single series of authorized preferred stock consisting of 100 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of an amendment pursuant to the provisions of the Florida Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. The additional shares of Series A Preferred Stock would form a single series with the outstanding Series A Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3. Definitions.

(a) As used herein with respect to Series A Preferred Stock:

(i) “Business Day” means each weekday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in Ft. Lauderdale, Florida.

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(ii) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(iii) “Corporation” means OptimumBank Holdings, Inc.

(iv) “Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

(v) “Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

(vi) “Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(vii) “Parity Stock” means any other class or series of stock of the Corporation that ranks on a parity with Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(viii) “Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

4. Dividends.

(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation out of legally available assets, cumulative cash dividends on the liquidation preference, which is $25,000 per share of Series A Preferred Stock. These dividends will be payable annually in arrears, on December 31 of each year, with each such date being referred to herein as a “Dividend Payment Date”. Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference amount of $25,000 per share at a rate per annum equal to 10.0%. Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines. Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series A Preferred Stock. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date will be the next succeeding Business Day and no additional dividends will accrue in respect of any payment made on the next succeeding Business Day.

(b) Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall be cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will be deemed to have accrued and shall be thereafter payable in the manner specified in Section 4(a).

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(c) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during any dividend period, unless, in the case of each of clauses (i), (ii) and (iii) above, all accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, may be declared and paid on any Parity Stock or Junior Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation Rights.

(a) Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to stockholders, after satisfaction of liabilities to the Corporation’s creditors, and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of common stock or of any other shares of stock ranking junior as to such a distribution to the shares of Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share plus all accrued and unpaid dividends on the Series A Preferred Stock. Any holder of Series A Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution or owed to those holders plus all accrued and unpaid dividends on the Series A Preferred Stock.

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(c) Residual Distributions. If the liquidation preference plus all accrued and unpaid dividends on the Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation.

(i) The following events shall be considered a liquidation under this Section 5:

(A) Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred (an “Acquisition”); or

(B) A sale, lease or other disposition of all or substantially all of the assets of the Company (an “Asset Transfer”).

(ii) In either of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on exchange over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

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6. Voting Rights. Except as provided below and otherwise provided by law, the holders of the Series A Preferred Stock will have no voting rights.

(a) Supermajority Voting Rights—Amendments. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of the Articles of Incorporation or this Certificate of Designations or any other certificate amendatory thereof or supplemental thereto (including any certificate of designations or any similar document relating to any series of preferred stock) so as to materially and adversely affect the rights, preferences or privileges of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common or preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock.

(b) Supermajority Voting Rights—Priority. The affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series A Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the shares of the Series A Preferred Stock and all other Parity Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(c) The voting rights granted in Sections 6(a) and (b) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

7. Conversion. The holders of Series A Preferred Stock shall not have any rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.

8. Rank. Notwithstanding anything set forth in the Articles of Incorporation or this Articles of Designations to the contrary, the Board of Directors of the Corporation or any authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 6, any class of securities ranking senior to the Series A Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

9. Unissued or Reacquired Shares. Shares of Series A Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

10. No Sinking Fund. Shares of Series A Preferred Stock are not subject to any mandatory redemption sinking fund or other similar provision.

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11. Preemptive Rights. The holders of shares of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

13. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Articles of Incorporation or Bylaws of the Corporation or by applicable law.

14. Stock Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

15. Other Rights. The Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

Effective Date of Amendment. The Amendment shall become effective on the date these Articles of Amendment are filed with the Department of State of the State of Florida.

Board Approval. The Amendment was duly adopted by the Board of Directors on February [__], 2016. Pursuant to Section 607.0602 of the FBCA, no shareholder approval was required.

[Signature Page Follows]

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IN WITNESS WHEREOF, OptimumBank Holdings, Inc. has executed these Articles of Amendment as of the 1st day of March, 2016.

OPTIMUMBANK HOLDINGS, INC.

By:	/s/ Joel Klein
Its:	Director
Name:	Joel Klein

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